EXHIBIT 99.1

Xtreme Oil & Gas Completes Funding to Fuel Growth

PLANO, TX—September 27, 2011--Xtreme Oil & Gas, Inc. (OTCBB:XTOG) (OTCQB:XTOG) announced today that it has entered into subscription agreements with investors to sell an additional $435,000 of convertible securities for aggregate gross proceeds in the offering, together with the subscriptions announced on September 9, 2011, of $2,260,000, before deducting placement agent fees and other offering expenses payable by the Company. The offering is now closed. Details of the offering may be viewed in the Company’s Form-8K filings with the SEC. Du Pasquier & Co. acted as placement agent for the offering.

Willard G. McAndrew III, CEO of Xtreme, commented, “By including additional high net-worth investors, some of whom are already investors in the Company, we have closed this round of funding.  Xtreme used du Pasquier & Co. as our investment banker and welcomes our newest institutional investors. We have already begun to put the proceeds to work in Kansas, Texas and Oklahoma to advance our business model.”

Ariel Imas, Managing Director at du Pasquier, added, “With the successful closing of this financing we expect Xtreme to execute on their plan for growth. Even considering today’s turbulent market environment, we are pleased that Xtreme was successful in attracting institutional investors.”

Xtreme Oil & Gas, Inc. is a rapidly growing Dallas based independent energy company engaged in the exploration, development, acquisition, and production of crude oil and natural gas with operations from properties it owns in Texas, Oklahoma, and Kansas.

Statements included in this release related to Xtreme Oil & Gas, Inc. constitute or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the inherent uncertainty of finding and developing oil and gas properties, the technological and financial difficulties inherent in these activities, the price of hydrocarbons and the Company’s ability to estimate accurately net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the Company’s reports filed with the Securities and Exchange Commission.

Xtreme Oil & Gas, Inc.
(214) 432-8002
www.xtoginc.com

Investor Relations:
The Eversull Group, Inc.
Jack Eversull
972-571-1624
214-469-2361 fax
jack@theeversullgroup.com